EXHIBIT 10.1

AMENDMENT NO. 7 TO CONSIGNMENT AGREEMENT

THIS AMENDMENT NO. 7

TO CONSIGNMENT AGREEMENT (this “Amendment”) is made as of August 24, 2012, by and among CANADIAN IMPERIAL BANK OF COMMERCE, a Canadian chartered bank (the “PM Lender”); CIBC WORLD MARKETS INC., an Ontario corporation and subsidiary of the PM Lender (the “Copper Lender” and together with the PM Lender, the “Metal Lenders”); MATERION CORPORATION (f/k/a Brush Engineered Materials Inc.), an Ohio corporation (“BEM”); MATERION ADVANCED MATERIALS TECHNOLOGIES AND SERVICES INC. (f/k/a Williams Advanced Materials Inc.), a New York corporation (“WAM”); MATERION TECHNICAL MATERIALS INC. (f/k/a Technical Materials, Inc.), an Ohio corporation (“TMI”); MATERION BRUSH INC. (f/k/a Brush Wellman Inc.), an Ohio corporation (“BWI”); MATERION TECHNOLOGIES INC. (f/k/a Zentrix Technologies Inc.), an Arizona corporation (“ZTI”); MATERION BREWSTER LLC (f/k/a Williams Acquisition, LLC), a New York limited liability company d/b/a Pure Tech (“Pure Tech”); MATERION PRECISION OPTICS AND THIN FILM COATINGS CORPORATION (f/k/a Thin Film Technology, Inc.), a California corporation (“TFT”); MATERION LARGE AREA COATINGS LLC (f/k/a Techni-Met, LLC), a Delaware limited liability company (“TML”); MATERION ADVANCED MATERIALS TECHNOLOGIES AND SERVICES CORP. (f/k/a Academy Corporation), a New Mexico corporation (“AC”); MATERION ADVANCED MATERIALS TECHNOLOGIES AND SERVICES LLC (f/k/a Academy Gallup, LLC), a New Mexico limited liability company (“AG”); and such other Subsidiaries of BEM who may from time to time become parties by means of their execution and delivery with the Metal Lender of a Joinder Agreement under the Precious Metals Agreement (as defined below). BEM, WAM, TMI, BWI, ZTI, Pure Tech, TFT, TML, AC, AG and such Subsidiaries are herein sometimes referred to collectively as the “Customers” and each individually as a “Customer”.

WITNESSETH:

WHEREAS, the Metal Lenders and the Customers are parties to a certain Consignment Agreement, dated as of October 2, 2009, as amended by that certain (i) Amendment No. 1 to Consignment Agreement, dated as of March 10, 2010, (ii) Omnibus Amendment to Metal Documents, dated as of June 10, 2010, (iii) Amendment No. 3 to Consignment Agreement, dated as of September 30, 2010, (iv) Amendment No. 4 to Consignment Agreement, dated as of November 10, 2010, (v) Amendment No. 5 to Consignment Agreement, dated as of March 7, 2011, and (vi) Amendment No. 6 to Consignment Agreement, dated as of September 13, 2011 (as amended, the “Consignment Agreement”); and

WHEREAS, the parties hereto desire to amend the Consignment Agreement as set forth herein;

NOW, THEREFORE, for value received and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Initially capitalized terms used but not defined in this Amendment have the meanings given to such terms in the Consignment Agreement.

2. Amendments.

(a) The definition of “Maturity Date” appearing in Section 1 of the Consignment Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” means September 30, 2013. Any obligations of the Customers under this Agreement that are not paid when due on or before the Maturity Date shall remain subject to the provisions of this Agreement until all Obligations are paid and performed in full.

(b) Section 2.6 of the Consignment Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.6 Inability to Determine Fixed Consignment Fee.

In the event, prior to the commencement of any Fixed Rate Period relating to any Fixed Rate Consignment, the applicable Metal Lender shall determine in good faith that adequate and reasonable methods do not exist for ascertaining the Fixed Consignment Fee that would otherwise determine the Fixed Rate Consignment during any Fixed Rate Period, the applicable Metal Lender shall forthwith give notice of such determination (which shall be conclusive and binding on the Customer) to the Customer. In such event, (a) any request for a Fixed Rate Consignment shall be automatically withdrawn and shall be deemed a request for a Floating Rate Consignment; (b) each Fixed Rate Consignment will automatically on the last day of the then current Fixed Rate Period thereof, become a Floating Rate Consignment; and (c) the obligations of the applicable Metal Lender to make Fixed Rate Consignments shall be suspended until the circumstances giving rise to such suspension no longer exist, whereupon the applicable Metal Lender shall so notify the Customers.

(c) Section 9.1(c) of the Consignment Agreement is hereby amended and restated in its entirety to read as follows:

(c) concurrently with any delivery of financial statements under Section 9.1(a) or 9.1(b) above, a certificate of an executive officer of Materion (i) showing the calculations necessary to determine compliance with this Agreement, and (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) Section 9.3 of the Consignment Agreement is hereby amended and restated in its entirety to read as follows:

Section 9.3 Notices.

Each Customer through the Customer Agent, will give prompt notice in writing to the Metal Lenders of: (a) the occurrence of any Default; (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting any Customer that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; (c) any Lien (other than Permitted Metal Liens) attaching or asserted against any material portion of the Collateral; (d) any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance; (e) the occurrence of any “Default” under the Senior Credit Agreement or any “Event of Default” under any Permitted Metals Agreement which is subject to the Metal Intercreditor Agreement; (f) the occurrence of any “Default” or “Event of Default” under any other Permitted Metal Agreement not described in the preceding clause (e) which has resulted in the exercise or commencement of any creditor remedies thereunder against Metal in the possession, custody or control of any Customer; (g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and (h) any amendment, supplement or restatement of the Senior Credit Agreement, together with a copy thereof. Each notice delivered under this Section 9.3 shall be accompanied by a statement of an executive officer of BEM setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(e) Section 9.21 of the Consignment Agreement is hereby amended by (i) adding (a) immediately prior to the existing paragraph and (ii) adding the following new clauses:

(b) No Customer shall obtain Metal on a secured basis (whether styled as a consignment, loan, conditional sale or other secured financing) from any supplier, lender, consignor or financial institution other than the Metal Lenders unless (i) no Metal is outstanding on Consignment to any Customer under Section 2 hereof, or (ii) such other supplier, lender, consignor or financial institution executes and delivers to the Collateral Agent a counterpart or joinder to the Metal Intercreditor Agreement in form and substance acceptable to the Collateral Agent.

(c) For the avoidance of doubt, each Customer shall be entitled to (i) purchase Metal for cash from any Person, (ii) enter into hedging transactions with any Person, and (iii) enter into Client-Customer Arrangements in the ordinary course of such Customer’s business.

3. Representations and Warranties. To induce the Metal Lenders to enter into this Amendment, each Customer hereby represents and warrants to the Metal Lenders that: (a) such Customer has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to fulfill its obligations hereunder and to consummate the transactions contemplated hereby; (b) the making and performance by such Customer of this Amendment do not and will not violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it; (c) this Amendment has been duly executed and delivered by such Customer and constitutes the legal, valid and binding obligation of such Customer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and except as the same may be subject to general principles of equity; and (d) on and as of the date hereof, after giving effect to this Amendment, no Default or Event of Default exists under the Consignment Agreement.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

5. Integration of Amendment into Consignment Agreement. The Consignment Agreement, as amended hereby, together with the other Metal Documents, is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by the Consignment Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by the Consignment Agreement, as amended hereby, and no party is relying on any promise, agreement or understanding not set forth in the Consignment Agreement, as amended hereby. The Consignment Agreement, as amended hereby, may not be amended or modified except by a written instrument describing such amendment or modification executed by the Customers and the Metal Lenders. The parties hereto agree that this Amendment shall in no manner affect or impair the liens and security interests evidenced or granted by the Consignment Agreement or in connection therewith. Except as amended hereby, the Consignment Agreement shall remain in full force and effect and is in all respects hereby ratified and affirmed.

6. Expenses. The Customers covenant and agree jointly and severally to pay all reasonable out-of-pocket expenses, costs and charges incurred by the Metal Lenders (including reasonable fees and disbursement of counsel) in connection with the review and implementation of this Amendment.

7. Signatures. This Amendment may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, each of which shall be an original and all of which shall together constitute one and the same agreement. Delivery of an executed signature page of this Amendment by electronic transmission shall be effective as an in hand delivery of an original executed counterpart hereof.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

CUSTOMERS:
MATERION CORPORATION By:/s/ Michael C. Hasychak Michael C. Hasychak Vice President, Treasurer and Secretary	MATERION ADVANCED MATERIALS TECHNOLOGIES AND SERVICES INC. By: /s/ Michael C. Hasychak — Michael C. Hasychak Vice President, Treasurer and Secretary
MATERION TECHNICAL MATERIALS INC. By:/s/ Michael C. Hasychak Michael C. Hasychak Vice President, Treasurer and Secretary	MATERION BRUSH INC. By:/s/ Michael C. Hasychak Michael C. Hasychak Vice President, Treasurer and Secretary
MATERION TECHNOLOGIES INC. By: /s/ Michael C. Hasychak	MATERION BREWSTER LLC By: /s/ Michael C. Hasychak

Michael C. Hasychak Chief Financial Officer and Secretary	Michael C. Hasychak Treasurer
MATERION PRECISION OPTICS AND THIN FILM COATINGS CORPORATION By: /s/ Gary W. Schiavoni Gary W. Schiavoni Secretary	MATERION LARGE AREA COATINGS LLC By: /s/ Gary W. Schiavoni — Gary W. Schiavoni Asst. Secretary and Asst. Treasurer
MATERION ADVANCED MATERIALS TECHNOLOGIES AND SERVICES CORP. By: /s/ Richard W. Sager Richard W. Sager	MATERION ADVANCED MATERIALS TECHNOLOGIES AND SERVICES LLC By: /s/ Richard W. Sager

President	Richard W. Sager Manager
METAL LENDERS:
CANADIAN IMPERIAL BANK OF COMMERCE By: /s/ Eoin Roche Name: Eoin Roche	CIBC WORLD MARKETS INC. By: /s/ Eoin Roche Name: Eoin Roche

Title: Executive Director	Title: Executive Director